(ii)

CERTIFICATE OF SECRETARY

I, Maureen A. Gemma, Secretary of Boston Income Portfolio; Core Bond Portfolio; Emerging Markets Local Income Portfolio; Eaton Vance Floating Rate Portfolio; Global Income Builder Portfolio; Global Macro Absolute Return Advantage Portfolio; Global Macro Capital Opportunities Portfolio; Global Macro Portfolio; Global Opportunities Portfolio; Government Obligations Portfolio; Greater India Portfolio; High Income Opportunities Portfolio; High Yield Municipal Income Portfolio; International Income Portfolio; MSAR Completion Portfolio; Senior Debt Portfolio; Short Duration High Income Portfolio; Short-Term U.S. Government Portfolio; Stock Portfolio; Tax-Managed Growth Portfolio; Tax-Managed International Equity Portfolio; Tax-Managed Multi-Cap Growth Portfolio; Tax-Managed Small-Cap Portfolio; Tax-Managed Value Portfolio; Worldwide Health Sciences Portfolio; and 5-to-15 Year Laddered Municipal Bond Portfolio (individually, the “Portfolio” and collectively, the “Portfolios”), do hereby certify that the following are a true and correct copy of the resolutions duly adopted by the Board of Trustees (the “Board”) of the Portfolios at a meeting of the Board held on August 6-7, 2019, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect:

RESOLVED:	That, after due consideration of all relevant factors, including, but not limited to, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made with the Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by the Fund, the amount, form and coverage provided by the ICI Mutual Insurance Company Bond (the “Bond”) in an amount of $73,000,000 are approved and deemed to be reasonable; and
FURTHER
RESOLVED:	That, after due consideration of all relevant factors, including, but not limited to, the number of other parties named as insured under the Bond, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among all parties named as insured under the Bond, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, the portion of the premium on the Bond to be paid by the Fund is approved; and

FURTHER
RESOLVED:	That the Chief Compliance Officer, Treasurer and any Assistant Treasurer are designated as the officers of the Fund authorized to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940.

IN WITNESS WHEREOF, I have hereunto signed by name.

Dated: October 17, 2019

/s/ Maureen A. Gemma

Maureen A. Gemma, Secretary